ELITE PHARMACEUTICALS TO HOST CONFERENCE CALL TO REVIEW COMPANY DEVELOPMENTS Thursday March 23, 8:30 am ET

NORTHVALE, N.J.--(BUSINESS WIRE)--March 23, 2006--Elite Pharmaceuticals, Inc. ("Elite" or the "Company") (AMEX: ELI - NEWS) will hold a telephone conference call and live webcast at 4:00 p.m. ET on Wednesday, March 29, 2006 to review the Company's accomplishments and outline future goals.

Bernard Berk, Chairman & CEO, will host the call, which will include a management discussion followed by questions and answers. Mark Gittelman, Chief Financial Officer, Chris Dick, Executive Vice President of Business Development, and Dr. Charan Behl, Chief Scientific Officer will also participate on the call.

Elite invites interested participants in hearing management's discussion to join the call by dialing 1-877-407-8033. International callers may access the call by dialing 201-689-8033. A replay of the conference call will be available through April 5, 2006 and accessible by dialing 1-877-660-6853 for domestic participants and 201-612-7415 for international participants. When prompted participants should enter passcode 286 and conference ID number 197263. Participant's may access the webcast on the Company's website at www.elitepharma.com which will be available for ninety days.

About Elite Pharmaceuticals

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development and manufacturing of oral controlled-release products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release capsules or tablets. Elite has one product currently being sold commercially and a pipeline of eight drug products under development in the therapeutic areas that include pain management, allergy, cardiovascular and infection. The addressable market for Elite's current pipeline of products exceeds $6 billion. Elite also has a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in the Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. The Company undertakes no obligation to update any forward-looking statements.

CONTACT:
Investor Relations:
The Investor Relations Group
Dian Griesel or Antima "Taz" Sadhukhan, 212-825-3210 or
For Elite Pharmaceuticals, Inc.
Dianne Will, 518-398-6222
dwill@willstar.net
www.elitepharma.com